Exhibit 99.1

NEWS RELEASE

CareDx Announces $22 Million Private Placement

- Provides funding for growth initiatives and working capital -

Brisbane, CA —April 14, 2016: CareDx, Inc. (NASDAQ: CDNA) (“CareDx” or the “Company”), a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients, today announced that it has entered into an agreement to sell approximately 592,000 units in a private placement to be issued by CareDx, for aggregate proceeds in the amount of approximately $14.1 million, plus an additional $8.0 million to be reserved for future investment by certain shareholders. The units were sold to selected institutional and accredited investors and included new shareholders as well as significant participation by current shareholders of CareDx.

Each unit consists of the following securities of the Company: one share of common stock, five shares of mandatorily convertible preferred stock and warrants to purchase three shares of common stock. Upon stockholder approval, the shares of mandatorily convertible preferred stock will convert into, and the warrants will be exercisable for, shares of common stock. The Company has entered into voting agreements with the requisite stockholders assuring stockholder approval.

“This financing further enables CareDx to continue to execute on its growth strategy. I am pleased by the strong interest among new and existing shareholders that are participating in this important transaction,” said Peter Maag, CareDx President and Chief Executive Officer.

The Company expects to use net proceeds to fund growth initiatives and for additional working capital purposes. Leerink Partners LLC, M.M. Dillon & Co. LLC and Brookline Capital Markets, a division of CIM Securities, acted as placement agents.

The securities offered in the private placement transaction have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About CareDx

CareDx, Inc., based in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value diagnostic surveillance solutions for transplant patients. The company has commercialized AlloMap®, a gene expression test that aids clinicians in identifying heart transplant patients with stable graft function who have a low probability of moderate/severe acute cellular rejection. CareDx is also pursuing the development of additional products for transplant monitoring using a variety of technologies, including AlloSureTM, its next-generation sequencing–based test to detect donor-derived cell-free DNA after transplantation. For more information, please visit: www.CareDx.com.

Media Contacts - CareDx	Media Contacts - Investor
Molly Martell, Senior Director, Marketing	Jamar Ismail, Vice President
T: +1 415-728-6307	Westwicke Partners, LLC
E: mmartell@caredx.com	T: +1 415-513-1282
E: jamar.ismail@westwicke.com

Forward Looking Statements

In addition to the historical information, this press release contains forward-looking statements with respect to our business, research, development and commercialization efforts and anticipated future financial results. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks related to our ability to complete this and future equity investments. These factors, together with those that are described in our filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed by us with the SEC on March 29, 2016, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.